EXHIBIT 21

Chesapeake Utilities Corporation
Subsidiaries of the Registrant

Subsidiaries	State Incorporated
Eastern Shore Natural Gas Company	Delaware
Sharp Energy, Inc.	Delaware
Chesapeake Service Company	Delaware
Xeron, Inc.	Mississippi
Chesapeake OnSight Services, LLC	Delaware
Peninsula Energy Services Company, Inc.	Delaware
Peninsula Pipeline Company, Inc.	Delaware
Florida Public Utilities Company	Florida
Sandpiper Energy, Inc.	Delaware
Grove Energy, Inc.	Delaware
Austin Cox Home Services, Inc.	Delaware
Aspire Energy of Ohio, LLC	Delaware
Aspire Energy, LLC	Florida

Subsidiary of Sharp Energy, Inc.	State Incorporated
Sharpgas, Inc.	Delaware

Subsidiary of Florida Public Utilities Company	State Incorporated
Flo-Gas Corporation	Florida

Subsidiaries of Chesapeake Service Company	State Incorporated
Skipjack, Inc.	Delaware
Chesapeake Investment Company	Delaware
Eastern Shore Real Estate, Inc.	Delaware

Subsidiary of Chesapeake OnSight Services, LLC	State Incorporated
Eight Flags Energy, LLC	Delaware